EXHIBIT 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

October 16, 2017

Panhandle Oil and Gas Inc.

Grand Centre, Suite 300

5400 North Grand Blvd

Oklahoma City, OK 73112

Ladies and Gentlemen:

We hereby consent to the inclusion in this Current Report on Form 8-K of Panhandle Oil and Gas Inc. (Panhandle) of our report dated October 3, 2016, with respect to estimates of reserves and future net revenue of Panhandle, as of September 30, 2016, and to all references to our firm included in this Current Report. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and our reserves report as of September 30, 2016 and March 31, 2017, and references thereto, into Panhandle’s Registration Statement on Form S-3.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716